Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp                        Walgreens
Investors: Scott Frommer - +1 336-436-5076        Jim Cohn - +1 847-315-2950
Investor@labcorp.com                    jim.cohn@walgreens.com

Media: Pattie Kushner - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

Walgreens and LabCorp Collaborate to Bring Patient Service Centers for Laboratory Testing to Select Walgreens Stores
“LabCorp at Walgreens” Sites Will Provide Specimen Collection Services for LabCorp Testing
Seven Service Centers Planned to Open at Walgreens Stores in 2017

Deerfield, Ill., and Burlington, N.C.-June 28, 2017 -- Walgreens and LabCorp® (NYSE: LH) today announced a collaboration through which LabCorp will develop and operate patient service centers within select Walgreens stores. The centers, which will be co-branded “LabCorp at Walgreens,” will offer LabCorp patient services in a secure, comfortable environment for specimen collection, located near the pharmacy area inside the store.

Seven LabCorp at Walgreens locations will begin seeing patients in 2017, with five patient service centers in Denver and one in Morrisville, North Carolina, expected to open later this summer. A Deerfield, Illinois, location is planned to open by the end of the year.

The collaboration reflects Walgreens and LabCorp’s shared objective to provide a differentiated patient experience, enabling consumers to access a broader range of health care services at a convenient, trusted setting near where they live and work. Patient check-in for lab testing will be provided at the pharmacy, and Walgreens and LabCorp intend to explore additional ways to jointly enhance patient care.

“I cannot imagine a better partner than Walgreens to bring LabCorp closer to consumers in locations where they are already accessing high-quality health care services,” said David P. King, LabCorp’s chairman and CEO. “The customer-centric culture and nationwide footprint of Walgreens are a perfect match for LabCorp and the patients we serve. This significant collaboration will enhance LabCorp’s patient engagement in key markets across the country and offer increased access to LabCorp’s broad range of laboratory services as we execute our mission to improve health and lives.”

For Walgreens, making lab testing available at its retail locations complements the expanded services offered through its pharmacy and Healthcare Clinics, as part of the company’s efforts to help meet patients’ needs for greater access to affordable health care. The LabCorp relationship further demonstrates the value of deeper collaborations with health care service providers in improving care coordination and providing greater benefit, care and service for patients and payers.

“This agreement brings together Walgreens trusted pharmacy and community health care services with LabCorp’s long-standing reputation for innovation and quality in diagnostic laboratory testing,” said Alex Gourlay, Walgreens president and co-chief operating officer, Walgreens Boots Alliance, Inc. “We look forward to bringing affordable and accessible health care to the communities we serve.”

The LabCorp at Walgreens initiative represents another step in LabCorp’s continuing enhancement of the customer experience and delivery of high-quality, cost-effective laboratory testing. LabCorp’s patient-centric initiatives include being the first national laboratory to offer laboratory access through retail outlets; online appointment scheduling for all of its patient service centers; giving patients the opportunity to receive notifications about potential participation in clinical trials; introducing innovative tools and technology such as self-service patient check-in and AccuDraw to improve specimen collection accuracy; providing a no-cost, easy-to-use online patient portal for patients to receive test results directly and offering an out-of-pocket cost estimator service for patients who have their specimen collected by LabCorp (available for most commercial insurance plans during 2017).

The initial Walgreens sites will be in addition to LabCorp’s approximately 1,750 existing patient service centers, providing even more options for patients to access LabCorp’s menu of over 4,800 tests, including leading offerings in important areas such as women’s health, genomics, oncology and companion diagnostics. Tests on specimens collected at the Walgreens locations will be performed through LabCorp’s nationwide network of primary and specialty laboratories.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

About Walgreens
Walgreens (www.walgreens.com), one of the nation's largest drugstore chains, is included in the Retail Pharmacy USA Division of Walgreens Boots Alliance, Inc. (NASDAQ: WBA), the first global pharmacy-led, health and wellbeing enterprise. More than 10 million customers interact with Walgreens each day in communities across America, using the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice. Walgreens operates 8,175 drugstores with a presence in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, along with its omnichannel business, Walgreens.com. Approximately 400 Walgreens stores offer Healthcare Clinic or other provider retail clinic services.

Forward-Looking Statements
All statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those related to the timing and effectiveness of collaboration plans, the ability to realize the anticipated benefits of the collaboration, competitive actions in the marketplace, and the ability to achieve anticipated financial and operating results in the amounts and at the times anticipated, as well as those described in Item 1A (Risk Factors) of Walgreens Boots Alliance, Inc.’s Form 10-K for its fiscal year ending August 31, 2016, LabCorp’s Form 10-K for its fiscal year ending December 31, 2016, and subsequent documents that Walgreens Boots Alliance, Inc. and LabCorp file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially. These forward-looking statements speak only as of the date they are made. Except to the extent required by law, each of Walgreens Boots Alliance, Inc., Walgreens and LabCorp do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.